UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

___________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) December 2, 2020

Alpine 4 Technologies Ltd.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-55205	46-5482689
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

2525 E Arizona Biltmore Circle, Suite 237

Phoenix, AZ

 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

480-702-2431

(ISSUER TELEPHONE NUMBER)

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).        Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 8.01 Other Events.

Phoenix AZ— Alpine 4 Technologies, Ltd., (OTCQB: ALPP) owner of leading small market businesses, announced today that its subsidiary, Excel Fabrication LLC., a subsidiary of A4 Construction Services, Inc., an Alpine 4 holding company, is now an approved Varco Pruden Buildings supplier of steel structures for commercial building.

Excel has provided construction services to the western United States for 12 years.  The company is excited to provide steel construction and metal building systems as an economical and aesthetically pleasing design option.  Excel has joined Varco Pruden’s builder network in an effort to offer more options to their customers.  The company expects that being a part of the Varco Pruden Builder network will give Excel’s customers greater access to pre-engineered and conventional steel solutions, use of the company’s advanced engineering program and contact with architects and engineers. It is for this reason that Alpine 4 is expanding it’s reach of General Contracting starting with the following 7 states: Montana, Oregon, Washington, Idaho, Utah, Nevada and Wyoming.

Kent Wilson, CEO of Alpine 4, had this to say, “I must emphasis how big of a deal this is for Excel and A4 Constructions Services, Inc., and we are very pleased to partner with Varco Pruden Buildings as our sole source of steel building offerings.   In the past, we offered a disjointed network of suppliers to our client base.  Having one supplier with a larger range of product offerings allows us a competitive advantage on several fronts.  First, we can be agile in how we plan and spec our building processes.  Second, uniformity makes way for fewer construction-related mistakes that kill profitability.  Finally, being a part of the Varco Pruden Buildings network allows us to be more efficient with our time and allows us to speed up job completion without sacrificing quality.  It’s  important to point out that over the past month, as we have begun to incorporate Varco Pruden Buildings into our bidding process, our job bidding has swelled to over $100 million. This is a 500% increase over our job bidding prior to being in their network. This is solely related to the strong name recognition and branding of Varco Pruden Buildings.”

Excel’s VP of Operations, Jeff Laird, had this to say, “Excel Fabrication looks forward to becoming the go-to contractor for the steel building industry. In addition to being in the food, pharmaceutical, mining and fabrication industries, our partnership with Varco Pruden, in conjunction with being a general contractor, allows us to offer competitive pricing. This leads to a varying range of applications in industries such as agriculture, automotive, churches, distribution, government, manufacturing, retrofit and retail spaces with certified energy efficiency and numerous certifications such as UL and US army corps of engineers. This integration gives the opportunity for Excel Fabrication to open a more diverse area of growth for the North West region of the U.S. We are excited to tackle this explosive growth opportunity.”

About Alpine 4 Technologies, Ltd.

Alpine 4 Technologies, Ltd (OTC: ALPP) is a publicly traded conglomerate that is acquiring businesses that fit into its disruptive DSF business model of Drivers, Stabilizers, and Facilitators.   At Alpine 4, we understand the nature of how technology and innovation can accentuate a business.  Our focus is on how the adaptation of new technologies even in brick and mortar businesses can drive innovation.   We also believe that our holdings should benefit synergistically from each other and that the ability to have collaboration across varying industries can spawn new ideas and create fertile ground for competitive advantages.  This unique perspective has culminated in the development of our Blockchain enabled Enterprise Business Operating System called SPECTRUMebos.

About Varco Pruden Buildings

Varco Pruden Buildings is a division of BlueScope Buildings North America, Inc. Through advanced engineering and proprietary building products, Varco Pruden provides innovative steel building solutions worldwide for low-rise commercial and industrial applications – including offices, warehouses, schools, manufacturing and retail projects. Headquartered in Memphis, Tenn., the company markets its products through a network of nearly 1,000 authorized builders within the United States and Canada. Varco Pruden is a member of the MBMA, CSSBI and the USGBC. For additional information, visit www.vp.com.

Contact: Kent B. Wilson, CEO or Ian Kantrowitz, VP of Investor Relations

investorrelations@alpine4.com

www.alpine4.com

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:

This document contains "forward-looking statements" – that is, statements related to future events that by their nature address matters that are, to different degrees, uncertain. For details on the uncertainties that may cause our actual future results to be materially different than those expressed in our forward-looking statements, annual reports on Form 10-K and quarterly reports on Form 10-Q. We do not undertake to update our forward-looking statements. This document also includes certain forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

NON-GAAP FINANCIAL MEASURES:

In this document, we sometimes use information derived from consolidated financial data but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpine 4 Technologies Ltd.

By: /s/ Kent B. Wilson

Kent B. Wilson

Chief Executive Officer, President

(Principal Executive Officer)

 Date: December 2, 2020